Exhibit 10.32

AGREEMENT

Agreement made as of the 1st day of January 2010 (the “Execution Date”) by and between Icahn Enterprises LP, Icahn Capital, L.P. (the “Employer”), and Keith Meister (the “Employee”).  The obligations of the Employer hereunder shall be joint and several obligations of the Employer and Icahn Enterprises L.P.  Unless otherwise defined herein (including in Section 14 hereof) a capitalized term used herein shall have the meaning attributed to it in the Prior Employment Agreement (as defined below), or in the Letter (as defined in Section 14 thereto).

RECITALS:

Employee was a party to a series of agreements with Carl C. Icahn and his Affiliates including the following:  An Agreement dated as of December 31, 2004, which was subsequently amended pursuant to Amendment No. 1 effective as of January 1, 2006, letter agreements dated June 1, 2005, March 14, 2006, April 11, 2006, February 1, 2007 and April 19, 2007, an Amendment in Relation to Management Fee Participation dated August 8, 2007, an Amendment to Agreement dated December 31, 2004 which is dated January 1, 2008 (the “Special Profits Amendment”) an Amendment in Relation to Section 409A of The Internal Revenue Code dated December, 2008 (the “Section 409A Amendment”), an Agreement made as of the 1st day of June 2009 (the “June 2009 Agreement”) and various agreements of partnership and limited partnerships (all of the foregoing together with all other partnership, limited liability company and other agreements relating to the employment and other service relationship of Employee with any of the Icahn Group (other than any confidentiality agreement or indemnity agreement) collectively, the “Prior Employment Agreement”).

Pursuant to the Prior Employment Agreement, Employee was entitled to receive:  (a) base salary, (b) bonus payments, as well as (c) a participation (subject in part to vesting) in incentive allocations and (d) an amount (the “Management Fee Participation”) equal to a portion of the Management Fees earned by the Management Company from certain funds to which the Management Company provided management services, including Icahn Partners LP (“Icahn Partners”), Icahn Fund Ltd., Icahn Fund II Ltd. and Icahn Fund III Ltd. and, pursuant to the Special Profits Agreement, certain payments relating to Special Profits Interest Allocations (as defined in the documents of each applicable Existing Fund).

Pursuant to the Prior Employment Agreement, payment of a portion of Employee’s Management Fee Participation with respect to each of the 2005, 2006 and 2007 calendar years was deferred and payable, together with hypothetical gains and losses thereon (collectively, the “Deferred Amounts”) as if invested in the Master Fund, Master Fund II and Master Fund III (together, the “Master Funds”), on January 30, 2012, subject to earlier payment upon a Terminating Event, as set forth in Section 12 and Schedule A of the Prior Employment Agreement as amended by the Section 409A Amendment.

Pursuant to a Management Contribution, Assignment and Assumption Agreement dated as of August 8, 2007 between Icahn Management LP (the “Management Company”) and Icahn Capital Management LP, the Management Company assigned to Icahn Capital Management LP, effective as of August 8, 2007, all of its right, title and interest in the Prior Employment Agreement, and Icahn Capital Management LP assumed and agreed to perform the liabilities and obligations of the Management Company under the Prior Employment Agreement, other than liabilities and obligations arising prior to August 8, 2007, including the liabilities and obligations of the Management Company arising prior to August 8, 2007 with respect to Employee’s deferred Management Fee Participation (all such obligations arising prior to August 8, 2007, including those relating to the portion of such Management Fee Participation arising prior to August 8, 2007, the “Retained Obligations”).  Such obligations of Icahn Capital Management LP were assumed by Employer.

The purpose of this Agreement is to terminate in all respects the Prior Employment Agreement (while preserving, as set forth herein, only the rights of Employee in the Deferred Amounts) and to set forth a new arrangement between Icahn Enterprises, certain of its subsidiaries, and Employee.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.           Termination of Prior Employment Agreements.    The rights of Employee under the Prior Employment Agreement (other than with respect to Deferred Amounts) were substantially terminated pursuant to Section 1 of the June 2009 Agreement.  Effective as of the Execution Date, the Prior Employment Agreement (including the June 2009 Agreement and any rights of Employee under the Prior Employment Agreement not previously terminated) (other than Employee’s right to payment of the Deferred Amounts, as set forth in Section 2(a)  and 12 below and Exhibit B) is hereby terminated in all respects and shall be null and void and have no further force or effect and all rights and interests of the parties thereunder are hereby terminated and the rights and interests of the Employee in all payments, Profit Participation, interests in any partnership, limited liability company or other entity contemplated in the Prior Employment Agreement or relating thereto, are hereby extinguished in all respects.

2.           Deferred Management Fees/No Other Rights.

(a)           Deferred Management Fees.  The aggregate value of the Deferred Amounts of the Management Fee Participation in which Employee has an interest under the Prior Employment Agreement equals $4,586,759.19 as of December 31, 2009 (of which as of December 31, 2009, $4,145,583.60 is attributable to Retained Obligations and $441,175.59 is attributable to management fees accruing on or after August 8, 2007) and Employee is, and shall be deemed to be, 100% vested in such amounts.  The Deferred Amounts shall continue to be deferred in accordance with the terms of the Prior Employment Agreement, as memorialized in Exhibit B to the Letter (“Exhibit B”), and the right of Employee in such Deferred Amounts, and any right to receive payment thereof, shall be governed exclusively by the terms of this Section 2(a) and Section 12 of this Agreement and the terms of Exhibit B.  Until the payment of such Deferred Amounts, such amounts shall continue to be indexed to the return of the Master Fund, Master Fund II and Master Fund III, as applicable (or in certain circumstances U.S. Treasury obligations) as set forth on Exhibit B.

(b)           No Other Rights.        Employee acknowledges and agrees that except for: (i) his right to receive the payments set forth above in Section 2(a): (ii) his right under any indemnity agreement or obligation; and (iii) the other rights of Employee expressly set forth in this Agreement, Employee has no other contracts, agreements, rights, partnership or membership interests, profit rights or participations, or claims, against or relating to, any of the members of the Icahn Group or any of their respective officers, directors, employees, agents or representatives of any kind or character, direct or indirect and any and all such contracts, agreements, rights, partnership or membership interests, profit rights or participations, and claims, if any, are hereby terminated, waived and released in all respect.  In particular Employee is not entitled to any base salary or bonus, and is not entitled to receive any payment or compensation other than as expressly set forth in this Agreement.

(c)           Survival.  The rights and obligations of Employee and Employer under this Section 2 will survive any cessation of Employee’s employment for any reason or no reason and the provision of Section 7 of this Agreement shall not apply to this Section 2 in any respect.

3.           Employment/Title/Benefits.  Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 4(b) below, and Employee hereby accepts such employment.  Employee’s title shall be Senior Managing Director of Employer and of the Existing Funds.  Employee will, unless otherwise requested in writing by Employer, continue to serve as Vice Chairman of the Board of Directors of Icahn Enterprises G.P. Inc. and Principal Executive Officer of Icahn Enterprises G.P. Inc.  Until such time as Employee is no longer employed by Employer hereunder, Employee shall be entitled to paid vacation annually in accordance with the policies of the Employer and shall participate in all welfare benefit programs and plans (health care and the like) for which he is eligible, which are made available to all executives.  Employee will pay that portion of health insurance costs for himself and his family, that would typically be paid by an employee of Employer at the highest employee contribution level (currently approximately $4,500 per year for the plan that Employee and his family participate in).

4.           Term and Duties.

(a)           Term.  The term of employment will begin on the Execution Date and will end at 11:59 P.M. on December 31, 2011 unless such employment ceases earlier for any reason (see Section 7) (whether (i) terminated for Cause; (ii) terminated without Cause; (iii) due to death or disability; or (iv) by action of Employee such as resignation or retirement).  For all purposes under this Agreement “Term” shall mean the period beginning on the Execution Date and continuing through the last day of Employee’s employment hereunder.

(b)           Duties.  Employee shall be employed to act as a senior executive officer to provide the types of services he has previously provided during his employment under the Prior Employment Agreement to any member of the Icahn Group as may be requested by Carl C. Icahn or the Board of Icahn Enterprises G.P. Inc. including but not limited to:  (i)  providing, performing and reviewing equity, debt, credit, transaction and investment analysis and research; (ii) providing advice and performing duties regarding structuring, financing and conduct of  business and activities; (iii) engaging in raising funds and conducting ongoing investor relations; and (iv) otherwise providing his expertise in connection with investment, business and financing and investor relations activities; and (v) serving as an officer, or director (or in similar capacity) of entities that may hereafter be specified by Carl C. Icahn or the Board of Directors of Icahn Enterprises G.P., in a manner consistent with past practice.

(c)           So long as Employee remains employed by any member of the Icahn Group and at all times thereafter Employee agrees that he will (i) not resign as a director of any public corporation on whose board he is currently serving or on which, during his employment hereunder he begins to serve at the request of Carl C. Icahn or at the request of any person or entity included in the Icahn Group, and that he will continue to accept ongoing appointments and election to such boards for a period of 2 years following the last day of his employment by any person or entity included in the Icahn Group; and (b) resign from any such positions within five (5) business days following the request of Employer that he do so.

5.           Profit Sharing.         Subject to the terms and provisions of this Agreement, if Employee continues to be employed by Employer under this Agreement through 11:59 pm on December 31, 2011 (or as provided in Section 7(b) below), then Employee shall be entitled to a one-time payment to be paid within 30 days following December 31, 2011 (or as provided in Section 7(b) below), in an amount equal to 1.25% of the “Icahn Excess Profits”.

“Icahn Excess Profits” means the amount by which: (i) the net profits of Icahn Enterprises Holding LP and its subsidiaries (other than those subsidiaries which are not wholly-owned directly or indirectly by Icahn Enterprises Holdings LP), as determined by International Fund Services (or any successor fund administrator) on up to $2 billion of their investments as a limited partner in the Existing Funds, exceed (ii) a return of 8% per annum (compounded annually)on their investments of up to $2 billion in the Existing Funds as such investments vary from time to time; but only on investments made and net profits obtained during the period from January 1, 2010 through 11:59 p.m. on December 31, 2011 (or as provided in Section 7 (b)).  Such net profit will only be measured on December 31, 2011 (or as provided in Section 7(b)).

For purposes of this Section 5, the “investments” of Icahn Enterprises Holding LP and its subsidiaries (other than those subsidiaries which are not wholly-owned directly or indirectly by Icahn Enterprises Holdings LP) as limited partners in the Existing Funds will begin at the amount of their capital accounts as limited partners in the Existing Funds on January 1, 2010 (which was $1,737,736,989 as of January 1, 2010) and will increase as new capital is contributed and be reduced as capital is withdrawn (but in no event will “investments” be deemed to exceed $2 billion).  For example, as of February 1, 2010 Icahn Enterprises Holdings LP and its subsidiaries invested an additional $250,000,000 in the Existing Funds.  So their “investment” would be $1,737,736,989 as of January 1, 2010 through February 1, 2010 and $1,987,736,989 beginning on February 1, 2010.  To facilitate the calculation of the above, Employer will seek to maintain the “investments” to which this Section 5 is applicable in separate capital accounts or tranches.  At the request of Employee, from time to time, he will be entitled to receive from Employer a calculation of the above, as of a recent date, it being understood and agreed that Employee will only be entitled to receive a payment under this Section 5 if he remains employed hereunder through 11:59 P.M. on December 31, 2011 and then only on the final amount of profit (taking into account all gains and losses) from January 1, 2010 through December 31, 2011 (or as provided in Section 7 (b)).  For the avoidance of doubt, accumulated profits is not an “investment” as contemplated above.

6.           Profit Participation/Existing Funds.         Subject to all of the terms and provisions of this Agreement, if Employee continues to be employed by Employer under this Agreement on the dates referred to in clauses (x) and (y) below (or as provided in Section 7 (b) below with respect to (y) below) then the Employee shall be entitled to be paid by Employer:  (i) an amount equal to 7% of the Target Special Profits Interests Amounts (as defined in the applicable limited partnership agreements of each of Icahn Partners and each Master Fund) of the limited partners in each Existing Fund minus $122,500 per quarter (provided that any portion of such $122,500 not applied in any quarter may be carried forward and applied to reduce amounts otherwise payable to Employee in respect of another quarter pursuant to this Section 6(i)); and (ii) an amount equal to 7% of the Incentive Allocations, made by each Existing Fund, in each case only with respect to Target Special Profits Interests Amounts accrued and Incentive Allocations allocated, on and after January 1, 2010 and prior to the last day of the employment of Employee hereunder (or, with respect only to clause (ii) above, as provided in Section 7(b) below), which amounts will be paid to Employee, as follows:

(x)
with respect to Target Special Profits Interests Amounts of the limited partners in each Existing Fund, such amounts shall be paid to Employee in advance on the first day of each calendar quarter (but only through any such first day of a quarter day occurring prior to the last day of Employee’s employment hereunder) beginning with January 1, 2010 (provided that the payment with respect to January 1, 2010 (and any future period, until fully applied) will be reduced by the $335,255.49 paid to Employee in January and February 2010 relating to 2010); and

(y)
with respect to Incentive Allocations, such amounts shall be paid to Employee only when such Incentive Allocations are in fact allocated to the capital account of the general partner of the applicable Existing Fund (and only if such allocation occurs on or prior to the last day of Employees employment hereunder) (or as provided in Section 7(b) below).

7.           Termination.

(a)           Power of Termination.  The Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause.  “Cause” shall mean any of the following:(a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to follow the lawful directions given by Employer to Employee or the written policies or procedures adopted by the Employer from time to time that are made available to Employee; (c) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer's business policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement, including, without limitation, any breach of Section 9 or 11 hereof. Prior to termination for “Cause” as a result of failure as contemplated in clause (b) or (c) above, Employee shall be given notice of his activity giving rise to such failure and will have 3 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence one time during any calendar year.

(b)         Termination Without Cause/Permitted Resignation/Death/Disability.  In the event of the cessation of Employee’s employment under this Agreement due to any of the following:

(i)	the employment of Employee is terminated by Employer without Cause; or

(ii)	Employee resigns by means of a Permitted Resignation (as defined in Section 11 below); or

(iii)	the employment of Employee is terminated due to Employee’s death or disability (as contemplated in Section 7(e)) or;

(iv)	termination of the Term as a result of the continuance of the employment of Employee hereunder through 11:59 P.M. on December 31, 2011,

then the Employee will be paid within thirty (30) days following such cessation of employment, the compensation contemplated in Sections 5 and 6 (ii) through the last day of Employee’s employment hereunder, assuming, at the time of cessation of such employment a hypothetical termination of the Existing Funds on the last day of Employee’s employment hereunder.

In the event that any valuation or calculation on a hypothetical termination of a fund is required to be made at any time, then all amounts payable to Employee at that time will be based upon a good faith valuation made by the Employer calculated in a manner consistent in all material respects with the valuation methods applied to the Existing Funds in past periods for purposes of the conduct of the business of the Existing Funds.

(c)           Other Termination.  In the event of:  (x) a voluntary termination (including by resignation) of employment by Employee (which shall not be deemed to include a Permitted Resignation) prior to 11:59 P.M. on December 31, 2011; or (y) termination by Employer for Cause, then Employee shall receive no payment or compensation of any kind whether pursuant to Sections 5 or 6, other than any payment under Section 6(x) that is past due but not paid as of the date of such cessation of the employment of Employee.

(d)           Release/Notice by Employer.  As a condition to payment of the amounts contemplated in clause (b) or (c) above Employer must receive from Employee a release in the form of Exhibit 1 hereto and the same shall have become fully effective and non-revocable.  Within five (5) business days following the cessation of the employment of Employee hereunder (including the occurrence of December 31, 2011 as the last day of the Term) Employer will provide written notice to Employee informing him of the requirement to provide the release contemplated in this Section 7(d).

(e)           Disability.  For purposes of this Agreement, disability shall be deemed to occur only if so declared in a written notice by Employer to Employee, following illness or injury to Employee that results in Employee being unable to perform his duties hereunder at the offices of Employer for a period of 30 consecutive business days or for 45 business days during any 60 business-day period.

(f)           No Other Rights of Employee.  In the event of the cessation of the employment of the Employee for any reason or no reason whether as contemplated in clauses (b) and (c) above or otherwise, the Employee shall cease to have any right to cash compensation or any other payment or consideration or any other rights other than: (i) as expressly set forth in this Section 7; and (ii) as expressly set forth in Section 2.  To the extent that any provision of this Agreement may result in any duplication of any calculation, allocation, payment or amount, such consequence is not intended and no such duplicate amount shall be included in any calculation, allocation, payment or amount.

(g)           Resignation.  Employee may resign from his employment hereunder (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 1, 2, 4(c), 7, 8, 9, 10, 11 and 12 hereof). Any such resignation will not be on less than four (4) weeks prior written notice to Employer.

8.           Representations and Warranties.  Employee represents as follows:

(a)           To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

(b)           Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c)           Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

9.           Confidential Information.  During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Existing Funds and Employer, and their respective Affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Existing Funds, Employer, or their respective Affiliates, and their respective businesses:  (i) obtained by Employee during Employee’s employment hereunder and during his previous employment with any of the foregoing persons or entities and (ii) not otherwise in the public domain (all of the foregoing “Confidential Information”).  Employee shall not, without prior written consent of the Employer (which may be granted or withheld in its sole and absolute discretion provided that Employee shall be permitted to use Confidential Information in connection with the performance of his duties with the Employer and its Affiliates without being required to obtain the written consent of Employer), communicate or divulge any of the types of information described in the two previous sentences, knowledge or data to anyone other than the Existing Funds, Employer and their respective Affiliate and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employer at Employer expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the period the Employee is employed hereunder, whether or not patentable and whether or not on the Employer’s time or with the use of its facilities or materials, shall be the property of Employer or its designee, and shall be promptly and fully disclosed by Employee to Employer.  Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer) to vest title to any such Invention in Employer or in any person designated by Employer and to enable such person, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Existing Funds, Employer, and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, and all information regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Existing Funds, Employer and their respective Affiliates, shall constitute Confidential Information for purposes of this Agreement.  In no event shall Employee during or after his employment hereunder, disparage the Existing Funds, Employer, Mr. Icahn, his family members, their respective Affiliates or any of their respective officers, directors or employees.  Employee further agrees not to write a book or article about Mr. Icahn or Mr. Icahn’s family members in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, any Confidential Information.

Any reference above to “Affiliates” shall include, without limitation, all persons and entities that are included in the Icahn Group, in each case, on the date hereof and from time to time.

10.         Remedy for Breach.  Employee hereby acknowledges that the provisions of Sections 9 and 11 of this Agreement are reasonable and necessary for the protection of the Icahn Group and Mr. Icahn’s family members and are not unduly burdensome to Employee, and the Employee also acknowledges such obligations under such covenants.  Employee further acknowledges that the Icahn Group and Mr. Icahn’s family members will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and Mr. Icahn’s family members shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

11.         Competitive Services.  During the period that Employee is employed under this Agreement and for a period of one (1) year after Employee ceases to be employed under this Agreement for any reason including, but not limited to, the expiration of the term of employment hereunder, Employee will not:

(i)
invest in, participate in, engage in the business of investing, managing, raising or pooling, of cash or other assets for investment in private or public debt or equity, either individually or with any person, entity, venture, vehicle, limited liability company, business, fund, partnership, corporation, agency, proprietorship or any other enterprise (whether or not conducted for profit) (each a “Covered Business”) or group of Affiliated Covered Businesses (including, without limitation, any hedge fund, mutual fund, investment company, managed account, fund of funds or other vehicles for the investment or management of money or assets), whether for his own account or with, for or on behalf of any Covered Business in any capacity, directly indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and will not enter into the employ of such Covered Business, render any services to such Covered Business, raise capital for such Covered Business, or otherwise become interested in or aid, represent or assist such Covered Business directly or indirectly in any manner; provided, however, that the provisions in this Section 11(i) shall not be deemed to preclude Employee, after cessation of his employment under this Agreement, from acquiring securities of any Covered Business solely as a passive investment which may be engaged in activities competitive with the investment or investment management business of the Icahn Group so long as such securities do not, in the aggregate, constitute more than one percent (1%) of any class or series of outstanding securities of such corporation or entity and the securities of such entity are:  (i) registered under Section 11 of the Securities Exchange Act of 1934; or (ii) are purchased without reduction or waiver of management fees, incentive allocations or other costs and reflect solely the proportionate economic interests of the Employee based only upon his invested capital on a pro rata basis.

The preceding paragraph of this Section 11(i) shall not be applicable if the employment of Employee ceases as the result of:  (x) termination by Employer without Cause; or (y) Employee’s written resignation (a “Permitted Resignation”) delivered by hand to Carl C. Icahn within 10 business days following an Uncured Employer Breach.  An “Uncured Employer Breach” shall mean and be limited to, the failure of any of Employer to make any payment expressly required to be made under the terms of this Agreement or any amendment hereto, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by the Employee to Carl C. Icahn, provided that if such failure is the result of a dispute with respect to such payment then such failure shall not constitute or be deemed to constitute an “Uncured Employer Breach”, in which event the first paragraph of this Section 11(i) shall continue to be applicable in full force and effect and no Permitted Resignation shall be deemed to have occurred.

(ii)
The Employee acknowledges and agrees that the Icahn Group has a worldwide reputation and operates on a worldwide basis and that the scope of this covenant will and is intended to prohibit his activities as set forth above throughout the world.  The Employee acknowledges and agrees that the provisions of Section 11(i) are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of the Icahn Group.  Employee acknowledges that, in light of the significant compensation of Employee, Employee is voluntarily entering into this provision and is well able to comply with its provisions without hardship.

12.         Miscellaneous.

(i)
Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.  The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.  Notwithstanding anything herein to the contrary, the Employer may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee’s consent, to comply with Section 409A of the Code and the Regulations thereunder.  Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

(ii)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.  All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(iii)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(iv)
Judicial Modification.  If any court determines that any of the covenants in Section 11 or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(v)
Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer.  Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder or under any related agreements or documents (including, without limitation, any Profit Participation or partnership or membership interest) other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create or be construed to create any claim, right or cause of action against the Employer or advisors arising from any diminution in value in connection with any failure to generate, obtain or charge any fee, return, profit or Incentive Allocation for any reason or no reason, including any waiver or reduction of the same or failure to make any investment, for any reason or no reason.  Employer and its affiliate shall have no duty or obligation of any kind or charter to make, hold or continue any investment in the Existing Funds.  Employee acknowledges that Employer and its relevant affiliates could, for example, in their sole and absolute discretion, freely reduce such investment to $0, thereby eliminating any further opportunity for Employee profit sharing under Section 5.

(vi)	Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, to the extent required by law, as determined by Employer.

(vii)
No Assignment of Deferred Compensation.  The right of the Employee to the Deferred Amounts and to any other amounts payable hereunder that constitute nonqualified deferred compensation subject to Code Section 409A shall in no event be assigned, transferred, pledged or encumbered by Employee, and any attempted assignment, transfer, pledge or encumbrance shall be null and void.  Such amounts may not be subject to seizure for the payment of any debts or judgments against Employee or be transferable by operation of law in the event the Employee becomes insolvent or bankrupt.

(viii)
Unfunded Nature of Deferred Compensation.  Title to and beneficial ownership of the Deferred Amounts and any other amounts payable hereunder that constitute nonqualified deferred compensation subject to Code Section 409A shall at all times remain with the Management Company and Employer, as applicable, and shall continue for all purposes to be part of the general assets of the Management Company or Employer, as applicable.  Neither Employee nor any person other than the Management Company and Employer shall by virtue of the provisions of this Agreement have any property interest whatsoever in any specified assets of the Management Company or Employer until such deferred amounts are paid to Employee.  Neither the Management Company nor Employer shall be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, any amount which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of their general assets and subject to the claims of their respective general creditors.  To the extent that Employee acquires a right to receive such deferred compensation payments from the Management Company or Employer under this Agreement, such right shall be unsecured and unfunded and shall be no greater than the right of any unsecured creditor of the Management Company or Employer, as applicable.

(ix)           Determinations.  Any calculation, allocation, estimate or other amount to be determined under this Agreement, or for the purpose of the Agreement, for any period or portion of a period, and any amount payable or allocable to Employee under this Agreement for any period or portion of a period, shall be calculated, allocated, estimated or determined by Employer, whose determination shall be final and binding on all parties.  If, amounts paid under Sections 5, 6 or 7 are at any time required to be returned or otherwise paid over to any of the Existing Funds or their investors or Affiliates, due to any miscalculation, mis-estimation or other error, then the Employee shall be required (within 180 days following written notice thereof by Employer) to return, its pro rata share of such amounts so returned or paid over even if such amounts are returned or paid over following termination of employment of Employee hereunder and this provision shall survive any termination or expiration of Employee’s employment hereunder.

(x)
409A.  The intent of the parties is that payments and benefits under this Agreement which are subject to the provisions of Section 409A of the Internal Revenue code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Employee notifies the Employer (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer of the applicable provision without violating the provisions of Code Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a "Separation from Service" as defined in Exhibit B hereto and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean such "Separation from Service."  If the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "Separation from Service,"  no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of such "Separation from Service" of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(x) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(xi)
Survival.  Sections 1, 2, 4(c), 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination of the employment of Employee hereunder and shall be and remain fully effective in accordance with their terms.

(xii)
No Continuation of Agreement.  Following the termination of the Term Employee will not be deemed to be employed under this Agreement, even if the employment of Employee with Employer or its Affiliates continues.

13.         Other.

(a)           Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been delivered to Employee, including, without limitation, those applicable to investments by employees. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

(b)           Employee agrees to provide to Employer a written list of all existing investments of Employee, directly or indirectly.

14.        Definitions.

“Affiliate” and “Control” shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended.

“Associate” shall have the meaning set forth in Rule 14a-1 promulgated under the Securities Exchange Act of 1934.

“Existing Funds” means Icahn Partners and the Master Funds.

“Icahn Group” means Mr. Icahn and his Affiliates (including those now or hereafter his Affiliates) including, without limitation, Icahn Enterprises and all of its Affiliates), individually and collectively.

“Letter” a notarized letter from Employee to Employer dated May 21, 2009.

“Related Persons” means Carl C. Icahn, his Affiliates and Associates, or any of their respective officers, directors, agents, employees or family members, including all natural persons, and all entities, corporations, limited liability companies, trusts, partnership and other business vehicles.

“Term” shall mean the period commencing on the Execution Date hereof and shall end on the earlier of (i) such date as Employee is no longer employed by Employer, or (ii) 11:59 P.M. on December 31, 2011.

In WITNESS WHEREOF, undersigned have executed this Employment Agreement as of January 1, 2010.

EMPLOYEE

Keith Meister

Icahn Enterprises L.P.
By:
Name:
Title:

EMPLOYER

Icahn Capital LP.
By:
Name:
Title:

The undersigned acknowledges that they shall continue to be responsible for the payment and performance of the Retained Obligations (all of which shall be deemed to be 100% vested as of the date hereof) as contemplated in Section 2 above.

Icahn Management LP.
By:
Name:
Date:

Carl C. Icahn

[Signature Page to Employment Agreement with Keith Meister dated January 1, 2010 –– Summary on following page]

High Level Summary

Part I.                   Payments.
•	Base Salary and Bonus: $0.00;

•	Continue deferral of deferred management fees from 2005, 2006 and 2007, which are payable at end of deferral period or termination.
Part II.                  1.25% profit sharing.

Employee shall be entitled to a one-time payment on December 31, 2011 (or as provided below on termination of employment in certain circumstances) of 1.25% of:  The amount by which (i) the profits of Icahn Enterprise Holding LP on up to $2 billion of their investments from 1/1/10 until 12/31/11 as a limited partner in the Existing Funds, exceed (ii) a return of 8% per annum, compounded annually, on such investment.  Such profit will only be measured on December 31, 2011.

Part III.              Ongoing Payments in Respect of Existing Hedge Funds.

•
So long as employment continues, Employee is paid quarterly 7% participation in Target Special Interests Amounts under the existing hedge funds (payable as accrued even if the fund does not have profits) (reduced by $122,500 per quarter); and

•	So long as employment continues (or as provided below on termination of employment in certain circumstances), Employee is paid 7% of Incentive Allocations made by the existing hedge funds.

Termination.

•
In the event of termination: (i) without cause or (ii) due to death, disability or (iii) due to resignation because Employer does not pay required payments unless disputed by Employer, or (iv) upon the 12/31/11 end date, then Employee is paid as if the Existing Funds terminated on that date (both as to the “1.25% profit participation” and as to “7% Incentive Allocations”).

•	If Employee resigns or is terminated for cause, Employee is paid nothing except his existing rights under Section 2 to deferred compensation for deferred management fees from 2005, 2006 and 2007.

Part IV.                Non-compete.

•	Non-compete for a period of 1 year after end of employment, unless terminated without “cause”, or due to resignation because Employer does not pay required payments unless disputed by Employer.

Part V.                 Term.

•	Employment and Term ceases on 12/31/11 (or earlier as per agreement).

[FORM OF RELEASE]

Exhibit 1

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of ________ __, 20__ is made by the undersigned employee (“Employee”) under the Employment Agreement by and between Icahn Capital, L.P. Inc. (“Employer” or the “Company”) and Employee and dated as of January 1, 2010 (the “Employment Agreement”) for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.  Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1.           Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Employer and the Employer’s Affiliates and Associates and their respective former, present or future subsidiaries, parents, affiliates and related organizations, and its and their employees, beneficial owners, officers, directors, equity holders, attorneys, successors and assigns as well as all Related Persons (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or may have been suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Employee’s employment.  The foregoing release, discharge and waiver includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common or statutory law including, without limitation, any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state statutes (all as amended).  The foregoing release and discharge also expressly includes, without limitation, any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”. Employee waives Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf.  Nothing in this General Release shall be deemed to waive Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Employee files a charge or participates in such an investigation or proceeding, Employee will not be able to recover damages or equitable relief of any kind from the Releasees with respect to the Released Claims.

2.           Excluded from this General Release are the following:  (i) claims and rights that arise after the date Employee signs this General Release; (ii) any claims for payments to which Employee is entitled under the express language of Sections 2 and 7 of the Employment Agreement; (iii) claims for vested employee benefits (e.g., medical claims and 401(k) benefits); and (iv) claims for indemnity or contribution.

3.           Any unresolved dispute arising out of this General Release shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks and to protect any Confidential Information.  Each party shall pay its own costs and fees in connection with any litigation hereunder.

4.           Employee acknowledges and recites that:

(a)           Employee has executed this General Release knowingly and voluntarily;

(b)           Employee has read and understands this General Release in its entirety;

(c)           Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d)           Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e)           Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5.           This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

6.           Employee represents that he has returned all property belonging to the Company required to be returned under the Employment Agreement including, without limitation, keys, access cards, computer software and any other equipment or property.  Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information, required to be returned under the Employment Agreement.

7.           Employee agrees to keep confidential the existence of the Employment Agreement, the existence of this General Release, as well as all of their terms and conditions and not to disclose to any person or entity the existence, terms and conditions of the Employment Agreement or this General Release except as required by law, to a government agency in connection with any charge or investigation that such agency is conducting or may conduct and except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of the Employment Agreement and this General Release.  In the event that Employee believes that he is compelled by law to divulge the existence, terms or conditions of the Employment Agreement or this General Release in a manner prohibited by the following sentence, he agrees to notify Company (by notifying counsel to the Company) of the basis for the belief before actually divulging such information.  Employee hereby confirms that as of the date of signing this General Release, he has not disclosed the existence, terms or conditions of the Employment Agreement or this General Release, except as provided for herein.  Nothing herein shall preclude Employee from providing truthful information to any government agency concerning this General Release or his employment in accordance with law.

8.           Employee shall have seven days from the date he signs this General Release to revoke it by providing written notice of the revocation to the Employer, in which event this General Release shall be unenforceable and null and void.  Provided Employee does not revoke this General Release, it shall become effective on the eighth day after Employee signs this General Release.

I, ____________, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:

By:
Name:
Title:

Date: ________________, 200_